Exhibit 10.24

Quantenna Communications, Inc.
3450 West Warren Avenue
Fremont, CA 94538

August 25, 2014

Philippe Morali

Dear Philippe,

I am pleased to offer you a position with Quantenna Communications, Inc., a Delaware corporation (the "Company"), as Chief Financial Officer, reporting directly to me. If you decide to join us, you will receive a monthly salary of $19,166.67, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to receive a quarterly discretionary bonus of up to $16,250.00 per quarter (or $65,000.00 per year) based on job performance, as determined in the sole discretion of the Company ("Quarterly Bonus"). The Quarterly Bonus is not earned until paid. The Quarterly Bonus is typically paid within two (2) months after the end of each fiscal quarter and no later than March 15th of the calendar year following the calendar year upon which the bonus is based. A goal plan for the discretionary bonus will be defined within the first 30 days of your employment. As an employee, you will also be eligible to receive certain employee benefits as approved by the Company. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you an option to purchase 11,618,050 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Company's Common Stock on the date of grant, as determined by the Company's Board of Directors ("the Original Option"). It will be recommended to the Board of Directors that 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. If approved, the remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement as may be approved by the Board of Directors, including vesting requirements and restrictions on transfer. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

In addition, subject to the terms, conditions, and definitions attached hereto as Exhibit A, if the Company terminates your employment for a reason other than for Cause

Quantenna Communications, Inc. | 3450 W. Warren Avenue | Fremont, California 94538 USA
+1 510.743.2260 P | +1 510.743.2261 F | www.quantenna.com

or if you will resign for Good Reason (as defined below) you will receive the following severance (the "Severance") from the Company: (i) a lump sum equivalent to four months of your then base salary plus one-third (1/3rd) of your then annual discretionary bonus, less applicable withholding; (ii) option vesting based on your then length of service with the Company, as provided in the next paragraph below, and (iii) no other severance or benefits of any kind, unless required by law. For avoidance of doubt, you are not eligible for any payments under any other Company plans or policies if you receive payments under this offer letter.

Pursuant to subsection (ii) above, if the termination for a reason other than for Cause occurs within one (1) year after the Start Date (as defined below) then (a) the total number of your vested shares subject to the Original Option calculated as follows: 242,042.7 x (the number of whole months you were employed by the Company as of the date the Company terminates your employment plus four (4)), and no more. If the termination for a reason other than for Cause occurs more than one (1) year after the Start Date then the total number of your vested shares subject to the Original Option shall equal: (a) the number of shares in which you are vested as of the date the Company terminates your employment, plus (b) 968,170.8, and no more.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be August 25, 2014 (the "Start Date"). This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by August 25, 2014.

We look forward to your favorable reply and to working with you at Quantenna Communications, Inc. Sincerely,

/s/ Sam Heidari
Sam Heidari
CEO

Agreed to and accepted:

Signature:	/s/ Philippe Morali
Printed Name:	Philippe Morali
Date:	8/25/14

EXHIBIT A

As severance pay, benefits, acceleration, or other consideration authorized by the offer letter shall be subject to your execution and nonrevocation of a release of claims in a form reasonably satisfactory to the Company (a "Release") that becomes effective and irrevocable by the 60th day following your termination of employment (the "Release Deadline Date"). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or vesting acceleration benefits under this letter. In no event will severance payments or vesting acceleration benefits be paid or provided until the Release actually becomes effective and irrevocable.

With respect to severance payments, references to when the Company "terminates your employment" will be deemed to refer to your "separation from service" within the meaning of Section 409A (as defined below). Notwithstanding anything to the contrary in this letter, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder at the time of your termination ("Section 409A"), then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the "Deferred Payments"), otherwise due to you on or within the 6 month period following your separation from service will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of your termination (such rule, the "Six Month Delay Rule"). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

For purposes of this letter, "Cause" means: (i) your failure to perform your assigned duties or responsibilities as an employee after a thirty (30) days cure period following written notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

For purposes of this letter, "Good Reason" means: (A) the Company materially reduces your authority, functions, duties, position or responsibilities related to your job, which would cause your position with the Company to become of less responsibilities, importance or scope or (B) the Company re-locates your position to a location more than 50 miles.

For purposes of this letter, "Change in Control" shall have the same meaning as in the Company's 2006 Stock Plan, as amended, provided that a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.